RETENTION AGREEMENT

               AGREEMENT by and among United States Surgical Corporation, a Delaware corporation (the "Company"), and _______________ (the "Executive"), dated as of August 28, 1998, but effective as of the Effective Date (as hereinafter defined).

               The Company has determined that it is in the best interests of the Company to assure that it will have the benefit of the valuable services and continued dedication of the Executive following consummation of the merger (the "Merger") of the Company with a subsidiary of Tyco International Ltd. ("Parent") pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 25, 1998, by and among the Company, Parent and T11 Acquisition Corp., and the Executive has agreed to serve the Company pursuant to the terms and conditions hereinafter set forth.

               NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Effective Date. The "Effective Date" shall mean the date immediately prior to consummation of the Merger. In the event the Merger is not consummated, this Agreement shall be null and void and of no force and effect, and shall have no impact or effect with respect to any other agreement by and between the Executive and the Company in effect prior to the date this Agreement was executed.

2. Retention Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the sooner of October 1, 1999 or the date upon which the Executive or the Company terminates this Agreement pursuant to
Section 5 below (the "Retention Period").

3. Entire Agreement. Except as set forth in this Agreement, as of the Effective Date, (i) this Agreement shall supersede any other employment, severance or change in control agreement between the parties hereto or between the Executive and the Company, (ii) no such employment, severance or change in control agreement shall have any further force or effect whatsoever, and (iii) the Executive shall not be eligible to receive, waives any right to receive and covenants not to assert any claim seeking, any benefit or payment provided under any retention, severance or change-in-control program, policy, plan or agreement which the Company may presently or hereafter offer to or maintain for any or all its employees, it being understood and agreed that the terms and conditions contained herein constitute the entire and exclusive agreement between the parties concerning its subject matter, and may only be supplemented or amended by a specific written agreement signed by the Executive and the Company. Notwithstanding the foregoing, nothing in this Agreement shall affect the validity or enforceability of the affiliate letter executed by the Executive pursuant to
Section 5.05 of the Merger Agreement or the obligations of the Surviving Company (as that term is defined in the Merger Agreement) under Section 5.06 of the Merger Agreement.

4.   Terms of Employment.

(a) Position; Duties; Place of Employment.
         (i) During the Retention Period, the Executive shall serve in such capacity as the Company determines.
         (ii) During the Retention Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time to the business and affairs of the Company and to use the Executive's reasonable best efforts to perform faithfully and efficiently the responsibilities assigned to him under this Agreement. During the Retention Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not unreasonably interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted regularly by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to unreasonably interfere with the performance of the Executive's responsibilities to the Company.

(b) Payment.
         (i) In recognition of the Executive's agreement to remain with the Company and not seek employment elsewhere, and as consideration for the Executive's agreements contained herein regarding confidential information, inventions and non-competing employment, the Company shall pay to the Executive, within 15 days following the Effective Date, $_________.
         (ii) During the Retention Period, the Executive shall be provided with employee benefits (including, but not limited to, medical benefits and life insurance) and fringe benefits and other perquisites (which shall not be deemed to include long term incentive compensation), at a level not less favorable than that provided to the Executive by the Company immediately prior to the Effective Date.
         (iii) During the Retention Period, the Executive shall be promptly reimbursed by the Company for all reasonable expenses incurred by the Executive in accordance with, and subject to, the Company's applicable expense reimbursement policies and procedures, as the same are in effect from time to time for Company employees at the officer level held by the Executive.

         (iv) During the Retention Period, the Executive shall be entitled to an office or offices of a size and with furnishings, and to administrative and other support services, as are provided generally to other senior executives of the Company.
         (v) During the Retention Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company with respect to other senior executives of the Company.

5.   Termination of Agreement

(a) Termination. The Company or the Executive may terminate this Agreement at any time, with or without cause, upon at least 30 days' prior written notice. This Agreement shall also terminate upon the Executive's death or any permanent disability which prevents the Executive, with or without reasonable accommodation, from performing his duties hereunder. In the event of any such termination, (x) the Executive (or the Executive's legal representatives) shall be entitled to retain all compensation received by the Executive pursuant to
Section 4(b)(i), and (y) if such termination occurs prior to October 1, 1999 and is not due to the Executive's death or permanent disability, the Executive shall thereafter continue as an employee and provide services to the Company under a transitional services agreement substantially in the form of the agreement attached hereto as Exhibit A.

(b) Benefits. Following termination or expiration of the Retention Period, or, if later, following the date that the Executive ceases to be a full-time employee of the Company (the later of such time hereinafter referred to as the "Benefits Continuation Date"), but only if the Benefits Continuation Date shall occur not later than three (3) years following the Effective Date, the Company shall provide to the Executive (and, to the extent applicable, his dependents) the following benefits and perquisites:

         (i) The Executive shall be entitled to coverage and benefits, at the Company's sole expense, for a period of three (3) years following the Benefits Continuation Date (such period, the "Continuation Period"), under all welfare benefit plans of the Company (including without limitation, medical, dental, group life, dependent life, supplemental life, split dollar life, accidental death and dismemberment, travel accident, short-term disability and long-term disability plans) for which he/she was eligible upon the Effective Date. (The benefit coverages to be provided hereunder are hereinafter referred to as "Welfare Continuation Coverages.") All Welfare Continuation Coverages shall apply to the Executive and any of his/her dependents who would have been eligible for coverage if the Executive had been employed by the Company on a full-time basis during the Continuation Period. The Company may provide the Executive with the Welfare Continuation Coverages under arrangements other than the generally applicable welfare benefit plans of the Company, provided that the Welfare Continuation Coverages so provided are at least as favorable to the Executive as coverage under the otherwise applicable Welfare Continuation Coverages, on a coverage-by-coverage basis, and taking into account all tax consequences to the Executive. At the expiration of the Continuation Period, the Executive shall be treated as a then terminating employee of the Company with respect to the right to elect continued medical and dental coverages in accordance with section 4980B of the Internal Revenue Code of 1986, as amended, or any successor provision thereto and with respect to any similar welfare continuation rights.

         (ii) The Company shall provide to the Executive outplacement services (commensurate with the Executive's position), office space and secretarial support services, for a period of twelve months following the Benefits Continuation Date.
         (iii) The Executive shall be entitled to retain all Company property used by the Executive at his/her house or other dwelling in the course of his/her employment as long as the fair market value of said property is less than $10,000. Further, any and all private club memberships utilized by the Executive during his/her employment shall be transferred to the Executive with the transference fees (if any) being borne by the Company. After such transference, the Executive shall bear all future costs, with the Company having no further responsibility therefor.
         (iv) The Executive shall be entitled to receive, at the Company's sole expense (but limited to $15,000), for a period of one year, annual tax advice and/or tax return preparation services provided by a third-party professional selected by the Executive.

The Company's obligation to provide the foregoing benefits, including without limitation the Welfare Continuation Coverages, shall not be affected by any other employment obtained by the Executive.

(c) Stock Options.
         (i) The Company and the Executive acknowledge that the Executive's employment under this Agreement and, as the case may be, under the transitional services agreement pursuant to Section 5(a) above, constitutes the continuing employment of the Executive by the Company as contemplated by all of the Company's plans and agreements providing stock options or similar equity incentive rights granted to the Executive prior to the Effective Date, in respect of such stock options or rights.
         (ii) Upon the Effective Date, (A) any stock options or similar equity incentive rights previously granted to the Executive, that are not then fully vested and exercisable pursuant to their terms, shall become fully vested and immediately exercisable pursuant to the terms of the stock option plans under which they were granted, and (B) the Executive shall be entitled to exercise the stock options previously granted to the Executive in accordance with their terms and the terms of the Merger Agreement.

         (iii) Notwithstanding the foregoing or anything elsewhere in this Agreement to the contrary, this Agreement shall not replace, restrict or impair the rights of the Executive under the terms of any of the Company's stock option plans under which the Executive received stock options prior to the Effective Date, in respect of such stock options.

         (iv) Following the Effective Date, the Executive shall be entitled to participate in any cashless exercise program available to holders of Parent stock options generally, as any such program may be in effect from time to time.

6. No Set-Off. The Company's obligation to make the payments and provide benefits required under this Agreement shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other claim, rights or action which the Company may have against the Executive or others.

7. Excise Tax Gross-Up Payment. If at any time for any reason it shall be determined that any payment or distribution by the Company or any other person or entity to or for the benefit of the Executive is a "parachute payment" (within the meaning of Section 280G(b) (2) of the Internal Revenue Code of 1986, as amended (the "Code")), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his/her employment with the Company or a change in ownership or effective control of the Company or a substantial portion of its assets (a "Payment"), and would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), concurrent with the making of such Payment, the Company shall pay to the Executive an additional payment (the "Gross-Up Payment") in an amount such that the net amount retained by the Executive, after deduction of any Excise Tax on such Payment and any federal, state or local income or employment tax and Excise Tax on the Gross-Up Payment shall equal the amount of such Payment. All determinations concerning the application of the foregoing shall be made by a nationally recognized firm of independent accountants (together with legal counsel of its choosing), selected by the Executive and satisfactory to the Company, whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants and counsel shall be borne by the Company. In the event the Internal Revenue Service assesses the Executive an amount of Excise Tax in excess of that determined in accordance with the foregoing, the Company shall pay to the Executive an additional Gross-Up Payment, calculated as described above in respect of such excess Excise Tax, including a Gross-Up Payment in respect of any interest or penalties imposed by the Internal Revenue Service with respect to such excess Excise Tax.

8.   Confidential Information.

(a) The Executive shall hold in a fiduciary capacity for the benefit of the Company, and shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive's assigned duties and for the benefit of the Company, either during the period of the Executive's employment or thereafter, any non-public, proprietary or confidential information, knowledge or data relating to the Company, or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company. The foregoing shall not apply to information which (i) was generally known or generally available to the public prior to its disclosure to the Executive, (ii) becomes generally known or generally available to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b) In the event of a breach or threatened breach of this Section 8, the Executive agrees that the Company shall (in addition to any other remedy available) be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive hereby acknowledging that damages would be inadequate and insufficient.

9.   Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable; provided, however, all of the Executive's rights following his/her death shall inure to the benefit of his/her surviving spouse, personal representatives or designees or other legal representatives, as the case may be.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Notwithstanding any such assumption or assignment, the Company shall remain liable and responsible for fulfillment of its obligations under this Agreement. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business, and/or assets as aforesaid which succeeds to any and all obligations and rights of the Company hereunder.

10.  Noncompete and Inventions.

(a) Throughout the period, if any, following termination of the Retention Period and until one year following the Effective Date (the "Noncompete Period"), the Executive shall not serve as an employee, consultant, owner, officer or director of any organization or business entity which is licensing, manufacturing or selling one or more wound closure products which compete with the wound closure products sold or under development (such competing products, the "Competing Products"), as of the Effective Date, by the Company (such organization or business entity, a "Competitor"). The foregoing shall not apply, however, to service by the Executive as an employee, consultant, owner, officer or director of any division or similar organizational unit of a Competitor, so long as neither such division or organizational unit, nor the Executive, in connection with such service and during the Noncompete Period, is engaged in the license, manufacture or sale of Competing Products.

(b) The Executive agrees to disclose to the Company all inventions, methods, processes or improvements in any manner connected with the Company's business or products and made or conceived by the Executive during his/her employment with the Company, and that all of the foregoing shall be the Company's exclusive property and is hereby assigned to it. The Executive agrees to execute assignments to the Company or any other party designated in writing by the Company, patent applications and any and all other documents necessary to vest in the Company such exclusive property. In the event that the Executive refuses to execute a patent application or cannot be found or reached after a diligent effort, it is specifically agreed to by the Executive that the Company is to be deemed at law to have sufficient proprietary interest and be authorized and empowered to make application for patent on the Executive's behalf.

(c) Executive agrees that this Section 10 is reasonable, fair and equitable in light of his/her duties and responsibilities under this Agreement and that it is necessary to protect the legitimate business interests of the Company. In the event of a breach or threatened breach of this Section 10, the Executive agrees that the Company shall (in addition to any other remedy available) be entitled to injunctive relief in a court of competent jurisdiction to remedy any such breach or threatened breach, the Executive hereby acknowledging that damages would be inadequate and insufficient.

(d) If any of the restrictions contained in Section 10(a) are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope, the Executive and the Company contemplate that the court shall reduce such extent, duration, geographical scope, but only to the extent required in order to render such restrictions enforceable, and enforce said Section 10(a) in its reduced form for all purposes in the manner contemplated hereby.

11.  Miscellaneous.

(a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communication hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                                      -----------------------------
                                      -----------------------------
                                      -----------------------------

                  If to the Company:
                  ----------------------------
                         Legal Department
                         United States Surgical Corporation
                         150 Glover Avenue
                         Norwalk, CT 06856

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be deemed effectively given when the same has been hand delivered or five (5) days after the same has been deposited in a post box under the exclusive control of the United States Postal Service.

(c) The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) Any payment required to be made to the Executive under this Agreement that is not made at the time required hereunder shall bear interest at a rate equal to 120% of the monthly compounded applicable federal rate, as in effect under
Section 1274(d) of the Code for the month in which the payment is required to be made. All payments required to be made to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, related to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right of this Agreement. No waiver by a party of any provisions or conditions of this Agreement shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.

12. Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by the Delaware General Corporation Law, with respect to any and all judgments, fines, amounts paid in settlement, costs, charges and expenses whatsoever (including payment of expenses in advance of the final disposition of a proceeding) incurred or sustained by the Executive in connection with any threatened, pending or completed action, suit or proceeding to which he/she may be made a party or is threatened to be made a party by reason of being an officer, director, employee or agent of the Company or serving or having served any corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of the Company, including, without limitation, any such action, suit or proceeding relating in any way to the Merger or this Agreement. The Executive shall promptly notify the Company of any actual or known threatened claim or liability that may be the subject of the foregoing indemnity, allow the Company and its insurance carrier full and sole control of the defense, and cooperate in such defense as the Company reasonably requests. The Company shall be permitted to settle any such claim or liability as it deems appropriate, provided that such settlement is at the Company's sole expense and provides the Executive with a full and complete release. The Company shall maintain in full force and effect for the benefit of the Executive, for the duration of all applicable statute of limitations periods, liability insurance policies at least as favorable to the Executive as those maintained by the Company for the benefit of its directors and officers as of the Effective Date, provided that such policies are provided to its directors and officers generally or are reasonably obtainable by the Company.

13. Legal Expenses. The Company agrees to pay directly or promptly reimburse the Executive (at the Executive's option) for any and all reasonable legal fees and expenses incurred by the Executive relating to the enforcement or attempted enforcement of any obligation of the Company hereunder, regardless of outcome, provided that the Executive's claims are not determined by a trier of fact to be frivolous.

14. Termination. Section 3 and Sections 5 through 16 of this Agreement shall survive any termination of the Executive's employment, expiration of the Retention Period or termination or expiration of this Agreement.

15. Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Connecticut and the parties submit to the jurisdiction of the courts of the State of Connecticut for the purpose of any actions or proceedings which may be required to enforce the terms hereof.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one Agreement. It shall not be necessary that any counterpart be signed by the parties hereto so long as such party shall have executed a counterpart.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

United States Surgical Corporation

By:
-------------------------------                 -------------------------------
Name:                                           [Executive]
Title:




                       GUARANTEE
Tyco International Ltd., a Bermuda company, hereby guarantees the full and timely performance by the Company of each and every obligation of the Company under the foregoing Agreement. This is a guaranty of payment and performance, and not of collection, and Tyco International Ltd. acknowledges and agrees that this guarantee is unconditional, and no release or extinguishment of the Company's obligations or liabilities under the Agreement, whether by reason of bankruptcy or otherwise, shall affect the continuing validity and enforceability of this guarantee.

Tyco International Ltd.

By:
  --------------------------
  Name:
  Title:

                      EXHIBIT A TO THE RETENTION AGREEMENT

TRANSITIONAL SERVICE AGREEMENT

                  TRANSITIONAL SERVICE AGREEMENT (the "Agreement") by and between United States Surgical Corporation, a Delaware corporation (the "Company"), and _________________(the "Executive"), dated as of _________ , 1999
[insert date of termination of Retention Agreement].

                  Following consummation of the merger (the "Merger") of the Company with a subsidiary of Tyco International Ltd. ("Parent") pursuant to the Agreement and Plan of Merger dated as of May 25, 1998, by and among the Company, Parent and T11 Acquisition Corp., the Executive and the Company entered into a Retention Agreement dated August 28, 1998 (the "Retention Agreement") pursuant to which the Executive agreed to serve the Company pursuant to the terms and conditions therein set forth; and
                  The Retention Agreement has been terminated, and the Company has determined that it is in the best interests of the Company to assure that it will have the benefit of the valuable services and continued dedication of the Executive, pursuant to the terms and conditions hereinafter set forth, during a transitional period to commence with the date upon which the Retention Agreement terminated and to expire upon October 1, 1999;

                  NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive hereby agree as follows:


1. Effective Date. The "Effective Date" shall mean the date first written above, which is the date upon which the Retention Agreement terminated. In the event the Retention Agreement is terminated upon or later than October 1, 1999, this Agreement shall be null and void and of no force and effect.

2. Transitional Service Period. The Company and the Executive hereby agree that the Executive shall, subject to the terms and conditions of this Agreement, continue to be employed to perform services for the Company immediately after the Effective Date and ending on October 1, 1999 or upon such earlier date that the Executive terminates the Transitional Service Period pursuant to Section 5 below (the "Transitional Service Period").

3. Entire Agreement. Except as set forth in this Agreement, as of the Effective Date, the terms and conditions contained herein constitute the entire and exclusive agreement between the parties concerning its subject matter, and may only be supplemented or amended by a specific written agreement signed by the Executive and the Company. Notwithstanding the foregoing, nothing in this Agreement shall affect the validity or enforceability of those provisions of the Retention Agreement that survive its termination, the affiliate letter executed by the Executive pursuant to Section 5.05 of the Merger Agreement or the obligations of the Surviving Company (as that term is defined in the Merger Agreement) under Section 5.06 of the Merger Agreement.

4.   Terms of Transitional Services.

(a) Position; Duties; Place of Transitional Services. During the Transitional Service Period, the Executive shall provide transitional services to the Company in accordance with the following:

         (i) the Executive's services under this Agreement shall be performed as Company determines.
         (ii) The Executive agrees to devote his attention as required to the performance of services hereunder. The Executive may pursue other activities, so long as such activities do not interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement, and do not violate the provisions of Section 10 of the Retention Agreement.

(b) Compensation.

         (i) As the total compensation for services to be rendered during each month of the Transitional Services Period, the Executive shall receive a monthly salary of Three Thousand Dollars ($3,000.00), which shall be paid within 15 days following each such month.
         (ii)During the Transitional Service Period, the Executive shall be promptly reimbursed by the Company for all reasonable expenses incurred by the Executive in accordance with, and subject to, the Company's applicable expense reimbursement policies and procedures, as the same are in effect from time to time for Company employees at the officer level that was held by the Executive immediately prior to the Effective Date.
         (iii) During the Transitional Service Period, the Executive shall be entitled to an office and to administrative and other support services as are appropriate.

5.   Termination or Expiration of Services.

(a) Termination. The Company may not terminate the Transitional Services Period prior to its expiration upon October 1, 1999. The Executive may terminate the Transitional Services Period prior to October 1, 1999, upon at least five days prior written notice to the Company, and, in any case, the Transitional Services Period and the Executive's employment shall terminate upon the Executive's death or any permanent disability which prevents the Executive, with or without reasonable accommodation, from performing his/her duties hereunder. In the event of any such termination, (x) the Executive (or the Executive's legal representatives) shall be entitled to retain all compensation received by the Executive, pursuant to Section 4(b)(i), and, (y) the Executive shall cease to be an employee of the Company, effective upon such termination.

(b) Continuing Employment. The Company and the Executive acknowledge that the Executive's employment under this Agreement constitutes the continuing employment of the Executive by the Company as contemplated by (x) all plans and agreements of the Company providing stock options or similar equity incentive rights granted to the Executive prior to the Effective Date (as such term is defined in the Retention Agreement), in respect of such stock options or rights, and (y) the provisions of the Retention Agreement that survive its termination.

6. Set-Off. The Company's obligation to make the payments required under this Agreement shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other claim, rights or action which the Company may have against the Executive or others.

7.   Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable; provided, however, all of the Executive's rights following his/her death shall inure to the benefit of his/her surviving spouse, personal representatives or designees or other legal representatives, as the case may be.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Notwithstanding any such assumption or assignment, the Company shall remain liable and responsible for fulfillment of its obligations under this Agreement. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its businesses, and/or assets as aforesaid which succeeds to any and all obligations and rights of the Company hereunder.

8.   Miscellaneous.

(a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communication hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:







If to the Company:
               Legal Department
               United States Surgical Corporation
               150 Glover Avenue
               Norwalk, CT 06856

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be deemed effectively given when the same has been hand delivered or five (5) days after the same has been deposited in a post box under the exclusive control of the United States Postal Service.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) Any payment required to be made to the Executive under this Agreement that is not made at the time required hereunder shall bear interest at a rate equal to 120% of the monthly compounded applicable federal rate, as in effect under Section 1274(d) of the Code for the month in which the payment is required to be made. All payments required to be made to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, related to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right of this Agreement. No waiver by a party of any provisions or conditions of this Agreement shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.

9. Legal Expenses. The Company agrees to pay directly or promptly reimburse the Executive (at the Executive's option) for any and all reasonable legal fees and expenses incurred by the Executive relating to the enforcement or attempted enforcement of any obligation of the Company hereunder, regardless of outcome, provided, that the Executive's claims are not determined by a trier of fact to be frivolous.

10. Termination. Section 3 and Sections 5 through 12 of this Agreement shall survive any termination of the Executive's employment, termination or expiration of the Transitional Service Period or termination or expiration of this Agreement.

11. Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Connecticut and the parties submit to the jurisdiction of the courts of the State of Connecticut for the purpose of any actions or proceedings which may be required to enforce the terms hereof.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one Agreement. It shall not be necessary that any counterpart be signed by the parties hereto so long as such party shall have executed a counterpart.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

United States Surgical Corporation

By:
   -------------------------                         -------------------------
   Name:                                                   [Executive]
   Title:

                       GUARANTEE
Tyco International Ltd., a Bermuda company, hereby guarantees the full and timely performance by the Company of each and every obligation of the Company under the foregoing Agreement. This is a guaranty of payment and performance, and not of collection, and Tyco International Ltd. acknowledges and agrees that this guarantee is unconditional, and no release or extinguishment of the Company's obligations or liabilities under the Agreement, whether by reason of bankruptcy or otherwise, shall affect the continuing validity and enforceability of this guarantee.

Tyco International Ltd.

By:
   -------------------------
   Name:
   Title: